UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2004

PENNFED FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-24040	22-3297339

(State or other jurisdiction jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
622 Eagle Rock Avenue, West Orange, New Jersey		07052-2989

(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (973) 669-7366

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement

         On September 14, 2004, PennFed Financial Services, Inc. (the "Company") entered into amendments of existing employment agreements with President and Chief Executive Officer Joseph L. LaMonica, Senior Executive Vice President and General Counsel Patrick D. McTernan, Senior Executive Vice President and Chief Operating Officer Jeffrey J. Carfora, Executive Vice President and Chief Financial Officer Claire M. Chadwick and Executive Vice President and Retail Banking Group Executive Barbara A. Flannery. The amendments, which become effective November 28, 2004, modify the existing agreements to conform to current Internal Revenue Service interpretations following recent changes in IRS guidelines. Copies of the amended and restated employment agreements are attached as exhibits to this report.

         On September 14, 2004, the Company also entered into an employment agreement with Executive Vice President and Residential Lending Group Executive Maria F. Magurno. The agreement with Ms. Magurno, which is substantially similar in form to the agreements with the other executives named above, will become effective November 28, 2004. Ms. Magurno's agreement is for a five-year term and provides for extensions of one year, in addition to the then-remaining term under the agreement, on each November 28th (beginning November 28, 2005), as long as (1) the Company has not notified Ms. Magurno at least 90 days in advance that the term will not be extended further and (2) Ms. Magurno has not received an unsatisfactory performance review by the Board of Directors of the Company or Penn Federal Savings Bank (the "Bank"). The agreement provides for an annual base salary not less than Ms. Magurno's annualized salary as of the effective date of the agreement, discretionary and performance-based bonuses and participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank.

         If Ms. Magurno's employment is involuntarily terminated, then during the lesser period (referred to below as the "applicable payout period") of the remaining term of her employment agreement or three years after the date of termination, she will be entitled under her agreement to receive: (1) on a monthly basis, 1/12th of her annual salary and 1/12th of the average annual amount of cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination, subject to reduction by the amount of Ms. Magurno's earned income during the applicable payout period; (2) substantially the same life and disability insurance coverage and health and dental benefits as she would have received if she had remained employed, subject to reduction to the extent she receives equivalent or better benefits from another employer; and (3) if the involuntary termination occurs within the six months preceding, at the time of, or within 24 months after a change in control of the Company, an amount in cash equal to 299% of her "base amount" (as defined in Section 280G of the Internal Revenue Code). The term "involuntary termination" is defined as termination of Ms. Magurno's employment by the Company or the Bank (other than for cause, or due to death, disability or specified violations of law) without her consent or by Ms. Magurno following a material reduction of or interference with her duties, responsibilities or benefits without her consent.

         The agreement provides that to the extent Ms. Magurno receives any amounts or benefits that will constitute "excess parachute payments" under Section 280G of the Internal Revenue Code and subject her to excise tax under Section 4999 of the Internal Revenue Code, she will be paid an additional amount that will offset the effect of any such excise tax.

         A copy of the employment agreement with Ms. Magurno is attached as an exhibit to this report.

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Item 9.01 Financial Statements and Exhibits

         (c) Exhibits

          10.1 Amended and Restated Employment Agreement with Joseph L. LaMonica
          10.2 Amended and Restated Employment Agreement with Patrick D. McTernan
          10.3 Amended and Restated Employment Agreement with Jeffrey J. Carfora
          10.4 Amended and Restated Employment Agreement with Claire M. Chadwick
          10.5 Amended and Restated Employment Agreement with Barbara A. Flannery
          10.6 Employment Agreement with Maria F. Magurno

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PENNFED FINANCIAL SERVICES, INC.
Date:	September 15, 2004	By:	/s/ Joseph L. LaMonica Joseph L. LaMonica President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Joseph L. LaMonica
10.2	Amended and Restated Employment Agreement with Patrick D. McTernan
10.3	Amended and Restated Employment Agreement with Jeffrey J. Carfora
10.4	Amended and Restated Employment Agreement with Claire M. Chadwick
10.5	Amended and Restated Employment Agreement with Barbara A. Flannery
10.6	Employment Agreement with Maria F. Magurno

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